News Release
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For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Third Quarter 2010 Results

BASKING RIDGE, N.J., November 5, 2010 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the third quarter ended September 30, 2010.

Consolidated revenues totaled $40.3 million for the third quarter of 2010, representing an 8% revenue decline from $43.8 million in the third quarter of 2009. The Company recorded a net loss of $1.2 million for the third quarter of 2010, or ($0.02) per share, compared to a net loss of $0.7 million, or ($0.01) per share, for the third quarter of 2009. The net loss for the third quarter of 2010 includes restructuring charges of $0.7 million, primarily attributable to severance related to the resignation of the Company's former CEO. The net loss for the third quarter of 2009 includes $0.3 million of restructuring and other charges.

For the nine months ended September 30, 2010, consolidated revenues were $123.0 million compared to $137.4 million in the comparable period of 2009. The Company's net loss for the nine months ended September 30, 2010 totaled $0.7 million, or $(0.01) per share, compared to a net loss of $3.0 million, or $(0.04) per share in 2009. The results for the nine months ended September 30, 2010 include a $1.6 million reduction in a previously established reserve for interest and penalties pertaining to unclaimed property. In addition, the results for the nine months ended September 30, 2010 and 2009 include a non-cash charge of $0.6 million and $2.1 million, respectively, attributable to increased depreciation expense resulting from a reduction in the estimated useful life of the Company's current IT system. The 2010 and 2009 results also include restructuring and other charges totaling $0.9 million and $1.1 million, respectively.

Third quarter 2010 revenues by service line:

▪
Portamedic revenue declined 13% to $28.1 million in the third quarter of 2010 compared to $32.4 million in the third quarter of 2009, primarily due to a 14% decline in paramedical exams completed during the quarter, partially offset by a 0.3% increase in revenue per exam.

▪
Heritage Labs revenue totaled $2.8 million for the third quarter of 2010, a decrease of 4% compared to the third quarter of 2009, primarily attributable to reduced demand for lab testing services and specimen collection kits.

▪	Hooper Holmes Services revenue totaled $5.7 million for the third quarter of 2010, a 4% decline from $5.9 million in the third quarter of 2009, primarily due to reduced demand for tele-interviewing services.

▪	Health & Wellness revenue totaled $3.7 million for the third quarter of 2010, a 48% increase from revenue in the comparable third quarter of 2009.

Net cash provided by operations approximated $0.1 million in the third quarter of 2010. Capital expenditures totaled $1.3 million in the third quarter. As of September 30, 2010, cash and cash equivalents totaled $18.2 million, with no borrowings under the Company's credit facility.

“The third quarter is historically our slowest because less life insurance is sold in the summer and fewer health screenings are completed. Our overall revenue decline slowed to 8% in the third quarter from 12% in the second quarter, which is a move in the right direction,” said Ransom J. Parker, President and CEO of Hooper Holmes. “However, we are keenly aware that our success will depend upon driving sales, and investing to improve operations.”

Conference Call

The Company will host a conference call, today, November 5, 2010 at 11:00am ET to discuss third quarter 2010 results.

To participate in the conference call, please dial 877-941-4775, or internationally 480-629-9761, conference ID: 4381489 five to 10 minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 2:00 p.m. on November 5, 2010 until midnight on November 12, 2010, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 4381489.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four divisions. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; the level of our liquidity in operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange

Commission on March 12, 2010. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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HOOPER HOLMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$40,346	$43,790	$122,978	$137,437
Cost of operations	30,064	32,272	90,753	100,603
Gross profit	10,282	11,518	32,225	36,834
Selling, general and administrative expenses	10,607	11,867	33,292	38,360
Restructuring and other charges	669	261	908	1,139
Operating loss from continuing operations	(994)	(610)	(1,975)	(2,665)
Other (expense) income:
Interest income	27	22	104	66
Other (expense) income, net
	27	22	104	66
Loss from continuing operations before income taxes	(1,042)	(721)	(497)	(2,934)

Income tax expense (benefit)	175	(2)	202	36

Loss from continuing operations	(1,217)	(719)	(699)	(2,970)

Discontinued operations:
Loss on sale of subsidiary	—	—	—	(41)
Net loss	$(1,217)	$(719)	$(699)	$(3,011)
Basic and diluted loss per share:
Continuing operations
Basic	$(0.02)	$(0.01)	$(0.01)	$(0.04)
Diluted	$(0.02)	$(0.01)	$(0.01)	$(0.04)
Discontinued operations
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—
Net loss
Basic	$(0.02)	$(0.01)	$(0.01)	$(0.04)
Diluted	$(0.02)	$(0.01)	$(0.01)	$(0.04)

Weighted average number of shares:
Basic and diluted	69,589,587	68,704,587	69,386,528	68,687,994

HOOPER HOLMES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands, except share and per share data)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$18,247	$16,495
Accounts receivable, net of allowance for doubtful accounts of $1,015 and $1,237 at September 30, 2010 and December 31, 2009, respectively	21,505	20,365
Inventories	2,805	2,750
Income tax receivable	18	1,479
Other current assets	1,665	2,816
Total current assets	44,240	43,905

Property, plant and equipment at cost	48,585	45,739
Less: Accumulated depreciation and amortization	37,557	34,184
Property, plant and equipment, net	11,028	11,555

Intangible assets, net	630	932
Other assets	329	310
Total assets	$56,227	$56,702

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,497	$5,167
Accrued expenses	7,120	8,636
Total current liabilities	13,617	13,803
Other long-term liabilities	1,246	1,473
Commitments and Contingencies

Stockholders' Equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 69,598,982 shares and 68,713,982 shares as of September 30, 2010 and December 31, 2009, respectively. Outstanding: 69,589,587 shares and 68,704,587 shares at September 30, 2010 and December 31, 2009, respectively.	2,784	2,748
Additional paid-in capital	148,108	147,507
Accumulated deficit	(109,457)	(108,758)
	41,435	41,497
Less: Treasury stock, at cost; 9,395 shares as of September 30, 2010 and December 31, 2009	(71)	(71)
Total stockholders' equity	41,364	41,426
Total liabilities and stockholders' equity	$56,227	$56,702

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